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                                                                    Exhibit 99.1



OLYMPICSTEEL
     Corporate Headquarters
     5096 Richmond Road
     Cleveland, Ohio 44146
     (216) 292-3800
     (216) 682-4065/FAX


                                                               February 15, 2000



     To Our Shareholders:


              We are pleased to inform you that Olympic Steel, Inc. has adopted a share purchase rights plan. This action was taken after long and careful study and was not taken in response to any pending takeover or proposed change in control of the Company. The plan is intended to protect the Company and its shareholders from potentially coercive takeover practices or takeover bids which are inconsistent with the interests of the Company and its shareholders. The adoption of a share purchase rights plan has become common practice in major American companies and a well accepted approach to ensuring that all shareholders receive a fair price and are treated equally in the event of a takeover.

              To effect the plan, the Directors declared a dividend of one share purchase right for each outstanding share of the Company's common stock. The distribution is being made to shareholders of record as of the close of business on March 6, 2000.

              Under the plan, the rights will initially trade together with the Company's common stock and will not be exercisable. In the absence of further action by the Directors, the rights issued under the plan generally will become exercisable and allow shareholders to acquire shares of the Company's common stock at a discounted price if a person or group acquires 15 percent or more of the Company's common stock. Rights held by persons who exceed the applicable threshold(s) will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

              The plan also includes an exchange option. In general, after the rights become exercisable, the Directors may, at their option, effect an exchange of part or all of the rights (other than rights that have become void) for shares of the Company's common stock. Under this option, the Company would issue one share of common stock for each right, subject to adjustment in certain circumstances.

              The Company's Board of Directors may, at its option, redeem all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire January 31, 2010, unless earlier redeemed, exchanged, or amended by the Directors.

              The issuance of the rights is not a taxable event, will not affect the Company's reported financial condition or results of operations (including earnings per share), should not interfere with the Company's operating, financing, or investing activities, and will not change the way in which the Company's common stock is currently traded.


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              A summary of the share purchase rights plan (which explains the terms and nature of the rights) is enclosed. Shareholders are encouraged to review the summary carefully and retain it with their permanent records.

              In adopting the share purchase rights plan, the Board has expressed its confidence in the Company's future and its determination that you, our shareholders, be given every opportunity to participate fully in that future.

                                                On behalf of the directors,

                                                      ---------------------
                                                          Michael D. Siegal
                                                                   Chairman